Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement No. 333-182903 on Form N-4 of our report dated March 8, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the adoption of the accounting standard relating to acquisition costs associated with acquiring or renewing insurance contracts discussed in Note 2, as to which the date is August 29, 2012, relating to the consolidated financial statements and financial statement schedules, which appears in AXA Equitable Life Insurance Company’s Current Report on Form 8-K dated August 29, 2012. We also consent to the reference to us under the heading “Custodian and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

New York, New York

November 20, 2012